Exhibit 10.6

employment agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of the date below and effective October 1, 2022 (the “Effective Date”), by and between Thumzup Media Corporation (the “Company”) and Robert Steele (the “Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive in the capacity hereinafter stated, and Executive desires to enter into the employ of the Company in such capacity, on the terms and conditions set forth herein;

WHEREAS, the parties hereto acknowledge that Executive’s employment will be “at will”; and

WHEREAS, the Company and Executive desire to set forth in writing the employment relationship that exists between the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Executive as follows:

1. Employment. The Company hereby employs Executive as the Chief Executive Officer (the “Position”) and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2. Term of Employment. The period of Executive’s employment under this Agreement shall begin as of the Effective Date, and shall continue until the termination of employment pursuant to Section 7 below (the “Employment Period”).

3. Duties and Responsibilities. The duties and responsibilities of the Executive shall include the duties and responsibilities as the Company’s Board of Directors of the Company (the “Board”) may from time to time assign to the Executive.

Executive shall, during the Employment Period, devote Executive’s full and undivided attention, business energies and talents to fulfilling the duties of the Position. Nothing in this Section 3 shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations or (E) performing advisory activities, provided, however, such activities are not in competition with the business and affairs of the Company or would tend to cast Executive in a negative light in the reasonable judgment of the Board.

4. Location of Employment. Executive shall work primarily out of the Company’s offices, when it chooses to leases them, with travel required as requested by the Board.

5. Compensation.

(a) Base Salary. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall receive an annual salary of $60,000 (“Base Salary”) paid in accordance with the Company’s normal payroll practices. The Company may make such deductions, withholdings or payments from sums payable to Executive hereunder which are required by law for taxes and similar charges. The Company will review Executive’s Base Salary in accordance with the Company’s normal payroll procedures.

(b) Annual Bonus. The Executive shall be eligible to receive an annual bonus the (“Annual Bonus”) as determined by the Compensation Committee or the Board (the “Compensation Committee”). The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based upon his final day of employment, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based.

(c) Equity Awards. The Executive shall be eligible for such grants of awards under a Company incentive plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company, as required by law, or as the Compensation Committee or Board may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under such plan.

6. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.

7. Benefits.

(a) Vacation. Executive shall be entitled to use as many days per year as permitted by the BOD, or as prescribed by Company policy.

(b) Other Benefits. Executive, when and to the extent eligible pursuant to the terms of any such benefit plan, shall be entitled to participate in such employee benefit plans (e.g., health, dental and life insurance as well as 401k) as those plans may be amended from time to time and as are offered by the Company to its managerial or salaried executive employees and/or its senior executive officers in the sole discretion of the Company. Should Executive elect to participate in any such employee benefit plan, Executive shall be responsible for any and all required employee premiums, contributions, co-insurance and costs associated with said plans.

8. Termination of Employment.

(a) At will Employment. The parties hereto acknowledge that Executive’s employment hereunder is “at will”, that is, Executive may be terminated by the Company or Executive may voluntarily resign, at any time with or without cause. Absent exigent circumstances, (i) in the event that the Company determines to terminate Executive’s employment hereunder, the Company will provide two (2) week’s notice prior to such termination and (ii) in the event that Executive determines to terminate his employment hereunder, Executive will provide two (2) week’s notice prior to such termination. If either party provides notice of termination, the Company may, in its sole discretion, at any time during the notice period terminate Executive’s employment effective immediately in consideration for a lump sum payment for the remainder of the two (2) week notice period. The date upon which any party hereto terminates Executive’s employment shall be referred to as the “Termination Date”.

Upon the Termination Date, and except as otherwise specifically set forth herein, the Company shall have no obligation to make payments to Executive pursuant to Section 5 hereof, except any accrued but unpaid compensation and as otherwise required by law. In addition, the Company shall reimburse the Executive for expenses incurred pursuant to Section 6 hereof and provide the benefits described in Section 7 hereof for periods after Executive’s employment with the Company is terminated.

If the Executive elects to receive Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefits, the Company will pay the premium required for such coverage for the Executive for a period of twelve (12) months from the Termination Date; however, should the Executive become enrolled in health benefits by a subsequent employer prior to twelve (12) months following the Termination Date, the Executive must notify the Company and the Company’s obligation to pay COBRA co-payments shall thereupon cease. Notwithstanding anything to the contrary in this Agreement, if the Company determines in its sole discretion that it cannot provide the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his group health coverage in effect on the Termination Date, which payments will commence in the month following the month in the Company determines that it cannot provide the COBRA premiums and will end on the earlier of (i) the date the Executive becomes covered by another health plan, or (ii) twelve (12) months following the Termination Date.

(b) Death. Executive’s employment hereunder shall terminate upon the death of Executive. The Company shall have no obligation to make payments to Executive pursuant to Section 5 hereof, except any accrued but unpaid compensation and as otherwise required by law. In addition, the Company shall provide reimbursement for expenses incurred pursuant to Section 6 hereof. The Company shall have no obligation to make payments to Executive pursuant to Section 7 hereof except as otherwise required by law or the terms of any applicable benefit plan for periods after the date of Executive’s death, payable to Executive’s beneficiary, as Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

9. Non-Disclosure.

(a) Confidential Information. “Confidential Information” means all confidential and proprietary information of the Company, its Affiliates (as defined below), its customers, its prospective customers and its suppliers, whether or not such information is protected by statute, common law, proprietary rights, or otherwise, and including, without limitation: names, addresses, contact persons and other information relating to the Company’s or any Affiliate’s customers or prospective customers and their personnel and suppliers or prospective suppliers and their personnel; current, past, potential or prospective commissions, premiums, prices, costs, profits, markets, products, services and innovations; business expansion plans, including electronic business development; internal practices and procedures; trade secrets; technologies, developments, inventions or improvements; and any other information relating to the business of the Company, its Affiliates, customers or suppliers.

(b) Disclosure of Confidential Information. As an employee of the Company, Executive will learn and will have access to Confidential Information. Executive acknowledges and agrees that the Company developed this Confidential Information at significant expense, it is proprietary to the Company, and it is and shall remain the exclusive property of the Company. Executive further acknowledges and agrees that the Confidential Information is highly valuable and proprietary to the Company and that the disclosure of any such Confidential Information to third parties or the otherwise unauthorized use of the Confidential Information by Executive would cause the Company serious and irreparable harm. Accordingly, Executive agrees not to, without the express, written consent of the Company, while engaged by the Company as an Executive or after such engagement, disclose, copy, make any use of, or remove from the Company’s premises the Confidential Information except as required in the performance of Executive’s duties and responsibilities to the Company. Upon Executive’s termination as an employee of the Company, Executive shall immediately deliver to the Company any Confidential Information and all copies thereof, whether in hard copy, computerized or other form, which are in the possession or control of Executive.

(c) Disclosure of Customer and Advertiser Confidential Information. As an employee of the Company, Executive will also learn and will have access to Confidential Information belonging to the Company’s customers and advertisers. Executive agrees not to, without the express, written consent of the Company, either while engaged by the Company or thereafter, disclose, copy, make any use of, or remove from the Company’s premises Confidential Information of the Company’s customers or suppliers except as may be required in the performance of Executive’s duties and responsibilities as an employee of the Company.

“Affiliate” shall mean with respect to any person, any other person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned person. As used in this definition of Affiliate, the term “control” (including “controlled by”, or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, as trustee, by contract, or otherwise.

10. Technology Ownership. Executive hereby assigns to the Company all inventions, discoveries, designs, trade secrets, formulae, processes, methods, techniques, mask works, improvements, developments, concepts, computer programs, databases and works which Executive has previously made, make, or acquire during the Employment Period, whether or not during working hours and whether made solely or jointly with others, that (1) are related to the Business (as defined below) of the Company at the time they are made or acquired, or (2) are made using the equipment, supplies, facilities, or proprietary information of the Company, as well as all patents, patent applications, copyrights, copyright registrations and all other intellectual property rights which cover, protect or are embodied in any of the foregoing.

“Business” shall mean any business which engages in the setup, scheduling, management or planning of conferences or events, and any other business in which the Company may engage during the term of Executive’s engagement.

11. Remedies. Executive acknowledges that the Company may be irreparably injured by a violation of Sections 9 or 10 and agrees that the Company shall be entitled to an injunction restraining Executive from any actual or threatened breach of Sections 9 or 10 or to any other appropriate equitable remedy without bond or other security being required. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, to recover damages and costs (including reasonable attorney’s fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

12. Severability; Enforceability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability only, and the remaining terms and provisions of this Agreement shall continue in full force and effect. The Company and Executive desire and intend that the restrictions be given effect to the maximum extent permitted by law and equity. They therefore respectfully request that any restriction determined to be overbroad in any manner shall be interpreted or reformed to give that restriction the maximum effect permissible by applicable law and equity, and Executive agrees to the enforcement of the restriction as so modified.

13. Waiver of Breach. The waiver by either the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Executive.

14. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns, including any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

15. Nonalienation. The interests of Executive under this Agreement are not subject to the claims of Executive’s creditors other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to Executive’s beneficiary or estate upon his/her death and except as otherwise required by law. Any attempted assignment in violation of this provision shall be void.

16. Notices. Any notice given by a party under this Agreement shall be in writing and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by Federal Express, United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.

Notice to the Company shall be sufficient if given to:

Robert Haag

RHaag@Thumzupmedia.com

Notice to Executive will be sufficient if given to:

Robert Steele

RSteele@Thumzupmedia.com

17. Amendment. This Agreement may not be amended or canceled except by mutual agreement of the parties in writing.

18. No Third Party Beneficiaries. Except for Section 8(b), nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any person other than the parties hereto, and no other person shall have any rights or remedies hereunder.

19. Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous negotiations, commitments, and writings relating to the subject matter hereof.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws principles thereof. The parties consent to the exclusive jurisdiction of the state and federal courts in Los Angeles, California for the purpose of any suit, action or other proceeding arising out of or otherwise related to this Agreement, and expressly waive any and all objections they may have as to venue in any such courts.

21. Section Headings. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties.

22. Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

23. Counterparts. This Agreement may be executed in one or more counterparts (including by way of facsimile, e-mail or other means of electronic transmission) and all such counterparts shall constitute one and the same instrument.

24. Arbitration. If a dispute arises under this Agreement that cannot be resolved informally by the parties, a party to the dispute shall invoke the procedures set forth in this Section 24. All disputes shall be solely and finally determined by arbitration in by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on the parties; provided, however, that the arbitrator shall base his/her or his/her award on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based, and shall not grant any remedy or relief that a court could not grant under applicable law. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall impair the Company’s right to seek equitable relief from a court of competent jurisdiction for a breach or threatened breach of Section 9 or 10 hereof.

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IN WITNESS WHEREOF, Executive and the Company have executed this Employment Agreement as of the day and year first above written.

THUMZUP MEDIA CORPORATION:

By:
Name:	Robert Haag
Title:	Director

DATE:

EXECUTIVE:

Name:	Robert Steele
Title:	Chief Executive Officer

DATE: